Exhibit 3.4

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles Of Organization		FILED # LLC16376.04
Limited-Liability Company		Jul 23 2004
(PURSUANT TO NRS 86)		THE OFFICE OF
DEAN HELLER SECRETARY OF STATE

Important: Read attached instructions before completing form.		ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Limited- Liability Company:	EW COMMON LLC (the “Company”)
2. Resident Agent Name and Street Address: (must be a Nevada address where process may be served)	Gordon & Silver, Ltd.
Name
	3960 Howard Hughes Parkway, 9th Floor	Las Vegas	NEVADA	89109
	Physical Street Address	City	State	Zip Code

	Additional Mailing Address	City	State	Zip Code
3. Dissolution Date: (OPTIONAL-see instructions)	Latest date upon which the company is to dissolve (if existence is not perpetual):
4. Management: (check one)	Company shall be managed by	☒ Manager(s) OR ☐ Members
5. Names Addresses, of Manager(s) or Members: (attach additional pages as necessary)	Eastern & Western Hotel Corporation
Name
	115 East Tropicana Avenue	Las Vegas	NV	89109
	Address	City	State	Zip Code

Name

	Address	City	State	Zip Code

Name

	Address	City	State	Zip Code
6. Names, Addresses and Signatures of Organizers: (if more than one organizer, please attach additional page)	Gordon & Silver, Ltd.
Name
Signature
	3960 Howard Hughes Parkway, 9th Floor	Las Vegas	NEVADA	89109
	Street Address	City	State	Zip Code
7. Certificate of Acceptance of Appointment of Resident Agent:	I hereby accept appointment as Resident Agent for the above named limited-liability company.

	Authorized Signature of R.A. or On Behalf of R.A. Company	Date 7-23-04

This form must be accompanied by appropriate fees. See attached fee schedule.			Nevada Secretary of State

ADDENDUM TO ARTICLES OF ORGANIZATION

OF

EW COMMON LLC

8.                                            Subject to certain restrictions imposed by the Operating Agreement the Company is organized for any legal and lawful purpose for which a limited-liability company may be organized in the State of Nevada.  The Company shall have all the powers granted to a limited-liability company under the laws of the State of Nevada.

9.                                            The Operating Agreement of the Company shall be executed by each member of the Company and shall set forth all provisions for the affairs of the Company and the conduct of its business to the extent that such provisions are not inconsistent with the law or these Articles of Organization.

10.                                      Additional members shall be admitted to the Company only as provided in the Operating Agreement of the Company.

11.                                      The Company shall be managed by a manager or managers elected annually by the members in accordance with an Operating Agreement adopted by the members for the management of the business and affairs of the Company. The Operating Agreement may contain any provision for the management of the affairs of the Company not inconsistent with law or these Articles of Organization.

12.                                      Except when these Articles of Organization or applicable law require the unanimous vote of the members, the right of any member to vote shall be as provided in the Operating Agreement of the Company.

13.                                      Members of the Company are not liable under a judgment, decree, order of any court or in any other manner, for a debt, obligation, or liability of the Company. The Company shall indemnify an individual made a party to a proceeding because he is or was an organizer, member, manager, officer, employee or agent of the Company against liability incurred in the proceeding if: he conducted himself in good faith; he reasonably believed that his conduct was in or at least not opposed to the Company’s best interest; and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Company shall pay for or reimburse the reasonable expenses incurred by an organizer, member, manager, officer, employee or agent of the Company who is a party to a proceeding in advance of final disposition of the proceeding if the individual furnishes the Company with a written affirmation of his good faith belief that he has met the standard of conduct described herein; the individual furnishes the Company with a written undertaking executed personally or on his behalf to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and a determination is made that the facts then known to those making the determination would not preclude indemnification under the law. The indemnification and advance of expenses authorized herein shall not be exclusive to any other rights to which any organizer, member, manager, officer, employee or agent may be entitled under any bylaw, agreement, vote of members or otherwise. The Articles of Organization shall not be interpreted to limit in any manner the indemnification or right to advancement for expenses of an individual who would otherwise be entitled thereto. These Articles of Organization shall be interpreted as mandating indemnification and advancement of expenses to the extent permitted by law.